EXHIBIT 99.1



                                  NEWS RELEASE

                                                   Investor Relations Contacts:
                               Susan Spratlen or Chris Paulsen   (972) 444-9001


                Pioneer Announces Executive Changes in Argentina

Dallas, Texas, January 27, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that Guimar Vaca Coca, President of Pioneer Argentina, is retiring after 12 years with Pioneer and its predecessors. Vaca Coca has led Pioneer's Argentine Division through an extensive period of sustained production growth, successfully navigating a difficult political and fiscal environment and emerging with a strong outlook for continued growth in production, reserves and profitability.

Pioneer has appointed Marcelo D. Guiscardo to succeed Vaca Coca as President of Pioneer Argentina. Guiscardo has 25 years of experience in the industry, most recently as President of San Antonio, a Buenos Aires-based service company that is a Latin American division of Pride International Ltd. His prior experience includes six years as Vice President of Business Development and Vice President of Exploration and Production with YPF S.A. in Buenos Aires and 14 years with Exxon, principally in exploration and production. He holds a Bachelor of Science degree in Civil Engineering from Rutgers University. Guiscardo will report to Tim Dove, President and COO.

Scott Sheffield, Chairman and CEO, stated, "Guimar has been a strong steward of Pioneer Argentina for many years and an integral part of the Company's overall success. We wish him much happiness in his retirement and his plans to spend more time with his family and friends."

"We are excited to welcome Marcelo to the Pioneer team and are pleased to have someone with such extensive industry experience to fill this important position in Argentina. With the potential for significant growth in both reserves and value, this division will continue to play an important role in Pioneer's value-added growth strategy," added Tim Dove, President and COO.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.